Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Meredith Payette
312-517-6460	312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces Fourth Quarter and Full-Year 2017 Financial Results

•	Record quarterly revenue of $188 million, up 18% from prior year

•	Record full-year revenue of $699 million exceeds guidance

•	2Ku was installed on more than 470 aircraft in 2017 and is now flying on 620 aircraft

•	LATAM Airlines and Cathay Pacific Group selected 2Ku for satellite inflight connectivity

CHICAGO, February 22, 2018 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the fourth quarter and full-year ended December 31, 2017.

Fourth Quarter 2017 Consolidated Financial Results

•	Revenue increased to a record $188.0 million, up 18% from Q4 2016. Service revenue increased to $164.0 million, up 18% from Q4 2016, driven by a 10% increase in commercial aircraft online to 3,231, a 12% increase in ATG business aircraft online to 4,678, and increased customer usage across all segments.

•	Net loss increased to $41.1 million, a 53% increase from Q4 2016, and Adjusted EBITDA(1) grew to a record $24.9 million, up 8% from Q4 2016.

•	Capital expenditures increased to $66.0 million from $48.2 million in Q4 2016. Cash CAPEX (1) increased to $43.1 million from $33.5 million in Q4 2016, primarily due to the planned increase in success-based airborne equipment purchases during this period of heavy 2Ku installations.

•	Cash, cash equivalents and short-term investments were $409.1 million as of December 31, 2017.

“During the fourth quarter, we executed on our strategic initiatives: installing 2Ku rapidly, engaging more passengers, and winning aircraft,” said Michael Small, Gogo’s President and CEO. “Our continued rapid deployment of high-bandwidth technologies in 2018 is the catalyst for delivering a great customer experience and long-term revenue and profitability growth.”

“Our record financial results for the quarter lay a strong foundation for 2018 financial performance,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “With 2Ku aircraft online scaling in 2018 and continued rapid growth of our Business Aviation division, we look forward to delivering another strong year of financial performance as we target achieving positive free cash flow in 2019.”

Fourth Quarter 2017 Business Segment Financial Results

Commercial Aviation - North America (CA-NA)

CA-NA aircraft equivalents increased to nearly 2,900 aircraft in the quarter, of which approximately 15% were satellite-equipped aircraft. The annualized average monthly service revenue per aircraft, or ARPA, for CA-NA satellite-equipped aircraft was $223,000, and the annualized ARPA for CA-NA ATG-equipped aircraft was $131,000. The weighted average peak speed to an aircraft in CA-NA increased to nearly 20 Mbps, approximately doubling from Q4 2016.

•	Aircraft online reached 2,840, up 164 aircraft from December 31, 2016. As of December 31, 2017, CA-NA had more than 650 awarded but not yet installed 2Ku aircraft, of which approximately 75 are net new aircraft.

•	Take rate reached a record 9.9%, up 36% from 7.3% in Q4 2016, due to increased passenger adoption resulting from airline and third party paid offerings.

•	Total revenue increased to $105.1 million, up 4% from Q4 2016, driven primarily by increased aircraft online equivalents and higher ARPA.

•	Segment profit decreased to $23.5 million, down 6% from Q4 2016, and segment profit margin was 22%.

Commercial Aviation - Rest of World (CA-ROW)

CA-ROW revenue doubled year-over-year for the fourth consecutive quarter. Annualized ARPA grew 17% to $201,000 year-over-year. Compared to the third quarter of 2017, CA-ROW ARPA declined as a result of more aircraft from new airline partners coming online during Q4 2017. Annualized ARPA for airlines on which Gogo service was commercially launched prior to 2017 grew 66% year-over-year.

•	Aircraft online reached 391, up 124 aircraft from December 31, 2016. CA-ROW had approximately 770 net new 2Ku awarded but not yet installed aircraft as of December 31, 2017.

•	Total revenue increased to $16.9 million, up 127% from Q4 2016, driven primarily by higher ARPA and an increase in aircraft online.

•	Segment loss of $24.9 million increased slightly from Q4 2016.

Business Aviation (BA)

BA service revenue grew 25% year-over-year to $45.5 million. ATG aircraft online increased to 4,678, up 12% year-over-year, as demand for inflight connectivity grew across all market segments, including a 19% increase in light jets and turboprop aircraft online. ATG average monthly service revenue per unit, or ARPU, grew 13% to $2,953.

•	Equipment revenue increased to $20.6 million, up 36% from Q4 2016, as demand for the new AVANCE platform continued to build.

•	Total segment revenue increased to $66.0 million, up 28% from Q4 2016.

•	Segment profit increased to a record $26.8 million, up 16% from Q4 2016, and segment profit margin was 41%.

Full-Year 2017 Consolidated Financial and Operating Results

•	Gogo was within or exceeded full-year 2017 guidance, including total revenue, Adjusted EBITDA, Cash CAPEX, and 2Ku installations.

•	2Ku was installed on more than 470 aircraft in 2017, including more than 130 in CA-ROW, to end the year with more than 550 2Ku equipped aircraft online. For the fourth consecutive year, Gogo installed its inflight connectivity equipment on more than 1,000 combined BA and CA aircraft, substantially more than any other company in the industry.

•	Revenue increased to $699.1 million, up 17% from $596.6 million in 2016. Service revenue increased to $617.9 million, up 20% from $514.3 million in 2016.

•	CA-NA revenue increased to $400.6 million, up 8% from $371.5 million in 2016.

•	BA revenue increased to $240.6 million, up 21% from $199.6 million in 2016.

•	CA-ROW revenue increased to $57.9 million, up 128% from $25.4 million in 2016.

•	Net loss increased to $172.0 million, up 38% from 2016, and Adjusted EBITDA was $58.5 million compared to $67.2 million in 2016. Excluding $4.5 million in charges in Q3 2017 related to write-downs of legacy product lines and the retirement of Gogo test aircraft, net loss was $167.5 million and Adjusted EBITDA was $63.0 million.

•	Capital expenditures increased to $280.2 million from $176.9 million in 2016. Cash CAPEX increased to $220.5 million, up 66% from $133.1 million in 2016, primarily due to increased success-based airborne equipment purchases for 2Ku installations.

•	For the year ended December 31, 2017, we recorded approximately $3.0 million of income tax benefits due to a reduction in our deferred tax liabilities as a result of the Tax Cuts and Jobs Act (“TCJA”). TCJA will not have a material impact on our near term financial results as we had approximately $545 million in federal net operating losses (“NOLs”) and $356 million in state NOLs as of December 31, 2017.

Business Outlook

Effective January 1, 2018, the Company is adopting the new revenue recognition standard, Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”), pursuant to which equipment revenue will be recognized at the time of installation, rather than deferred over the life of the airline agreement. The Company is providing guidance for the fiscal year ending December 31, 2018, under both ASC 606 and the prior revenue recognition standard (ASC 605) to provide greater comparability with our reported results for the fiscal year ended December 31, 2017.

In our commercial aviation segments, under our contracts with airlines, aircraft operate under either a turnkey or airline-directed commercial arrangement. Starting in 2018, we expect the mix of aircraft operating under the airline-directed model to be significantly higher than in prior years due to the transition of certain existing airlines from the turnkey model to the airline-directed model and new aircraft coming online under the airline-directed model. Our 2018 guidance reflects this business model shift.

Under the airline-directed model, airborne equipment revenue and cost, including the co-investment provided for our airline partners, flow through the income statement and are reflected in Adjusted EBITDA. Under the turnkey model, the impact of airborne equipment co-investment is not included in Adjusted EBITDA because it is recorded as a capital expenditure. As a result, under ASC 605, our Adjusted EBITDA for 2018 is negatively impacted by the shift to the airline-directed model. However, this negative impact is partially offset by certain provisions within ASC 606.

For the full year ending December 31, 2018, the Company expects:

•	Total revenue of $865 million to $935 million (or $750 million to $790 million under ASC 605, an increase of 7% to 13% from 2017)

•	CA-NA revenue of $445 million to $485 million, of which approximately 20% is equipment revenue (or $380 million to $415 million under ASC 605)

•	CA-ROW revenue of $125 million to $165 million, of which approximately 50% is equipment revenue (or $75 million to $90 million under ASC 605)

•	BA revenue of $285 million to $295 million (same as under ASC 605)

•	Adjusted EBITDA of $75 million to $100 million (or $65 million to $90 million under ASC 605, an increase of 11% to 54% from 2017). We estimate that 2018 Adjusted EBITDA under ASC 605 would be approximately $15 million higher when adjusting for the accounting impact of the airline-directed model.

•	An increase of 550 to 650 2Ku aircraft online, of which approximately 300 are expected to be in CA-ROW. Total 2Ku aircraft online as of December 31, 2018 of 1,100 to 1,200.

•	Gross capital expenditures of $150 million to $170 million and Cash CAPEX of $110 million to $130 million, of which approximately 35% is related to airborne Cash CAPEX. In addition, we expect airborne equipment inventory purchases related to airline-directed installations of $15 million to $30 million.

Free Cash Flow is expected to improve from 2017 to 2018 driven by Adjusted EBITDA growth and lower Cash CAPEX. The Company reaffirms its target of becoming Free Cash Flow positive in 2019 and for the full year 2020. The Company will provide an update to its other long-term targets under ASC 606 on the Company’s first quarter 2018 earnings conference call in May 2018.

On February 22, 2018, the Company will be providing a pre-recorded webcast on the “Accounting Impact of Business Model Changes and New Revenue Recognition Standard on Commercial Aviation” which will be available on the Investor Relations section of the Company’s website at http://ir.gogoair.com.

(1)	See Non-GAAP Financial Measures below

Conference Call

The fourth quarter conference call will be held on February 22, 2018 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 7589067.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance with Adjusted EBITDA or liquidity with Cash CAPEX, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2018 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline and passenger satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service or develop and deploy our next-generation ATG solution or other components of our technology roadmap for any reason, including regulatory delays or failures, or delays on the part of any of our suppliers, some of whom are single source, or the failure by our airline partners to roll out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners and the effect of shifts in business models; an inability to compete effectively with other current or future providers of inflight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the retail model to the airline directed model; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; changes as a result of U.S. federal tax reform; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; any negative outcome or effects of future litigation; our substantial indebtedness; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, cyber-attack or other events that could result in reduced demand for our products and services or adverse regulatory changes or developments as referenced above, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to properly implement a new revenue recognition standard in 2018 (ASC 606); our ability to successfully implement our new enterprise resource planning system and other improvements to systems and procedures needed to support our growth; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on February 22, 2018.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

You can find Gogo’s products and services on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL with additional facilities in Broomfield, CO and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months		For the Years Ended
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Revenue:
Service revenue	$163,988	$138,887	$617,906	$514,293
Equipment revenue	24,022	21,111	81,184	82,257

Total revenue	188,010	159,998	699,090	596,550

Operating expenses:
Cost of service revenue (exclusive of items shown below)	66,540	61,463	268,334	226,078
Cost of equipment revenue (exclusive of items shown below)	16,931	11,898	58,554	48,650
Engineering, design and development	30,024	24,512	133,286	96,713
Sales and marketing	16,764	14,811	64,017	61,177
General and administrative	23,509	19,889	93,671	84,927
Depreciation and amortization	48,669	29,600	145,490	105,642

Total operating expenses	202,437	162,173	763,352	623,187

Operating loss	(14,427)	(2,175)	(64,262)	(26,637)

Other (income) expense:
Interest income	(965)	(571)	(2,964)	(1,635)
Interest expense	30,190	24,946	111,944	83,647
Loss on extinguishment of debt	—	—	—	15,406
Adjustment of deferred financing costs	—	—	—	(792)
Other (income) expense	428	65	750	(72)

Total other expense	29,653	24,440	109,730	96,554

Loss before income taxes	(44,080)	(26,615)	(173,992)	(123,191)
Income tax provision (benefit)	(2,942)	317	(1,997)	1,314

Net loss	$(41,138)	$(26,932)	$(171,995)	$(124,505)

Net loss attributable to common stock per share—basic and diluted	$(0.52)	$(0.34)	$(2.17)	$(1.58)

Weighted average number of shares—basic and diluted	79,603	79,067	79,407	78,915

Gogo Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$196,356	$117,302
Short-term investments	212,792	338,477

Total cash, cash equivalents and short-term investments	409,148	455,779
Accounts receivable, net of allowances of $587 and $499, respectively	117,896	73,743
Inventories	45,543	50,266
Prepaid expenses and other current assets	20,310	24,942

Total current assets	592,897	604,730

Non-current assets:
Property and equipment, net	656,038	519,810
Goodwill and intangible assets, net	87,133	85,795
Other non-current assets	67,107	35,861

Total non-current assets	810,278	641,466

Total assets	$1,403,175	$1,246,196

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$27,130	$31,689
Accrued liabilities	201,815	147,576
Deferred revenue	43,448	32,722
Deferred airborne lease incentives	42,096	36,277
Current portion capital leases	1,789	2,799

Total current liabilities	316,278	251,063

Non-current liabilities:
Long-term debt	1,000,868	800,715
Deferred airborne lease incentives	142,938	135,879
Other non-current liabilities	134,655	98,932

Total non-current liabilities	1,278,461	1,035,526

Total liabilities	1,594,739	1,286,589

Commitments and contingencies	—	—

Stockholders’ deficit
Common stock	9	9
Additional paid-in-capital	898,729	879,135
Accumulated other comprehensive loss	(933)	(2,163)
Accumulated deficit	(1,089,369)	(917,374)

Total stockholders’ deficit	(191,564)	(40,393)

Total liabilities and stockholders’ deficit	$1,403,175	$1,246,196

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended
	Ended December 31,
	2017	2016
Operating activities:
Net loss	$(171,995)	$(124,505)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	145,490	105,642
Loss on asset disposals/abandonments and assets held for sale	8,960	4,583
Deferred income taxes	(2,281)	839
Stock compensation expense	19,821	17,621
Amortization of deferred financing costs	3,743	3,803
Accretion and amortization of debt discount and premium	18,286	17,496
Loss on extinguishment of debt	—	15,406
Adjustment of deferred financing costs	—	(792)
Changes in operating assets and liabilities:
Accounts receivable	(43,798)	(4,265)
Inventories	4,723	(29,329)
Prepaid expenses and other current assets	4,990	(14,473)
Accounts payable	3,402	(3,118)
Accrued liabilities	24,963	5,651
Deferred airborne lease incentives	20,407	14,652
Deferred revenue	21,477	26,981
Deferred rent	624	(47)
Accrued interest	7,213	35,825
Other non-current assets and liabilities	(5,769)	(6,982)

Net cash provided by operating activities	60,256	64,988

Investing activities:
Purchases of property and equipment	(252,375)	(148,294)
Acquisition of intangible assets—capitalized software	(27,855)	(28,587)
Purchases of short-term investments	(317,418)	(363,436)
Redemptions of short-term investments	443,103	244,450
Other, net	(2,336)	308

Net cash used in investing activities	(156,881)	(295,559)

Financing activities:
Proceeds from the issuance of senior secured notes	181,754	525,000
Payments on amended and restated credit agreement	—	(310,132)
Payment of debt issuance costs	(3,630)	(11,474)
Payments on capital leases	(2,961)	(2,612)
Stock-based compensation activity	(227)	271

Net cash provided by financing activities	174,936	201,053

Effect of exchange rate changes on cash	743	(522)

Increase (decrease) in cash and cash equivalents	79,054	(30,040)
Cash and cash equivalents at beginning of period	117,302	147,342

Cash and cash equivalents at end of period	$196,356	$117,302

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months		For the Years Ended
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Aircraft online (at period end)	2,840	2,676	2,840	2,676

Total aircraft equivalents (average during the period)	2,893	2,720	2,835	2,629
Satellite	421	103	256	67
ATG	2,472	2,617	2,579	2,562

Annualized average monthly service revenue per aircraft equivalent (ARPA) (in thousands)	$144	$141	$140	$137
Satellite (in thousands)	$223	—	$226	—
ATG (in thousands)	$131	—	$132	—

Gross passenger opportunity (GPO) (in thousands)	105,744	99,263	420,624	398,075
Total average revenue per session (ARPS)	$9.14	$11.98	$10.33	$12.31
Connectivity take rate	9.9%	7.3%	8.3%	6.6%

Commercial Aviation Rest of World
	For the Three Months		For the Years Ended
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Aircraft online (at period end)	391	267	391	267
Aircraft equivalents (average during the period)	322	205	268	196
Annualized ARPA (in thousands)	$201	$172	$214	$159

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW.

•	Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•	Annualized average monthly service revenue per aircraft equivalent (“ARPA”). We define annualized ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period, divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period, which is then annualized and rounded to the nearest thousand. Annualized Satellite ARPA is calculated based on satellite revenue and satellite aircraft equivalents, within that segment. Annualized ATG ARPA is calculated based on ATG revenue and ATG aircraft equivalents.

•

Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available at any time during the period presented. When actual passenger counts are available directly from our airline partners, we aggregate such counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number of seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights is derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds and supplementary third-party data sources. These aircraft-level estimates are then aggregated with any available airline-provided passenger counts to obtain total GPO.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Passenger Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Passenger Connectivity, is defined as the use by a unique passenger of Passenger Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives for unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was not material.

Business Aviation

	For the Three Months		For the Years Ended
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Aircraft online (at period end)
Satellite	5,443	5,500	5,443	5,500
ATG	4,678	4,172	4,678	4,172
Average monthly service revenue per aircraft online
Satellite	$251	$234	$237	$221
ATG	2,953	2,622	2,876	2,548
Units Sold
Satellite	109	110	412	477
ATG	235	179	831	737
Average equipment revenue per unit sold (in thousands)
Satellite	$48	$38	$43	$43
ATG	61	57	57	57

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. For the year ended December 31, 2017, we recognized revenue on twelve AVANCE (formerly Gogo Biz 4G) units that were previously deferred.

•	Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•	Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended
	December 31, 2017
	CA-NA	CA-ROW	BA
Service revenue	$103,224	$15,299	$45,465
Equipment revenue	1,895	1,567	20,560

Total revenue	$105,119	$16,866	$66,025

Segment profit (loss)	$23,486	$(24,910)	$26,763

	For the Three Months Ended
	December 31, 2016
	CA-NA	CA-ROW	BA
Service revenue	$95,499	$6,985	$36,403
Equipment revenue	5,565	449	15,097

Total revenue	$101,064	$7,434	$51,500

Segment profit (loss)	$24,904	$(24,692)	$22,979

	For the Years Ended
	December 31, 2017
	CA-NA	CA-ROW	BA
Service revenue	$393,484	$53,542	$170,880
Equipment revenue	7,129	4,323	69,732

Total revenue	$400,613	$57,865	$240,612

Segment profit (loss)	$66,802	$(106,978)	$99,409

	For the Years Ended
	December 31, 2016
	CA-NA	CA-ROW	BA
Service revenue	$357,250	$24,198	$132,845
Equipment revenue	14,273	1,180	66,804

Total revenue	$371,523	$25,378	$199,649

Segment profit (loss)	$71,870	$(87,637)	$82,874

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended December 31,
	2017	2016
CA-NA	$37,232	$38,478
BA	11,345	9,336
CA-ROW	17,963	13,649

Total	$66,540	$61,463

	For the Years Ended
	Ended December 31,
	2017	2016
CA-NA	$149,671	$145,545
BA	40,821	35,027
CA-ROW	77,842	45,506

Total	$268,334	$226,078

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended December 31,
	2017	2016
CA-NA	$1,425	$3,031
BA	12,981	8,633
CA-ROW	2,525	234

Total	$16,931	$11,898

	For the Years Ended
	Ended December 31,
	2017	2016
CA-NA	$7,071	$11,366
BA	46,632	36,619
CA-ROW	4,851	665

Total	$58,554	$48,650

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Years Ended
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Adjusted EBITDA:
Net loss	$(41,138)	$(26,932)	$(171,995)	$(124,505)
Interest expense	30,190	24,946	111,944	83,647
Interest income	(965)	(571)	(2,964)	(1,635)
Income tax provision (benefit)	(2,942)	317	(1,997)	1,314
Depreciation and amortization	48,669	29,600	145,490	105,642

EBITDA	33,814	27,360	80,478	64,463
Stock-based compensation expense	4,814	4,635	19,821	17,621
Amortization of deferred airborne lease incentives	(13,717)	(8,869)	(41,816)	(29,519)
Loss on extinguishment of debt	—	—	—	15,406
Adjustment of deferred financing costs	—	—	—	(792)

Adjusted EBITDA	$24,911	$23,126	$58,483	$67,179

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(65,992)	$(48,187)	$(280,230)	$(176,881)
Change in deferred airborne lease incentives (2)	9,264	5,876	18,120	14,550
Amortization of deferred airborne lease incentives (2)	13,601	8,783	41,595	29,241

Cash CAPEX	$(43,127)	$(33,528)	$(220,515)	$(133,090)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three and twelve-month periods ended December 31, 2017 and 2016 as STC costs are expensed as incurred as part of Engineering, Design and Development.

	For the Year Ending
	December 31, 2018
	Low	High
Cash CAPEX Guidance:
Consolidated capital expenditures (GAAP)	$(150,000)	$(170,000)
Deferred airborne lease incentives	40,000	40,000

Cash CAPEX	$(110,000)	$(130,000)

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives (iii) loss on extinguishment of debt and (iv) adjustment of deferred financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 10, “Business Segments and Major Customers,” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” in our 2017 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude the loss on extinguishment of debt and adjustment of deferred financing costs from Adjusted EBITDA because of the non-recurring nature of these charges.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners, we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.